Exhibit 99.1

NEWS RELEASE
Visteon Corporation Files for Chapter 11 Reorganization in United States
•	Visteon Entities Outside U.S. are Unaffected

•	Continuing to Operate Throughout Reorganization Process

•	Improving Capital Structure to Achieve Long-Term Competitiveness

•	Substantial Customer Support
VAN BUREN TOWNSHIP, Mich., May 28, 2009 – Visteon Corporation (OTC: VSTN) announced today that Visteon and certain of its U.S. subsidiaries voluntarily filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. The petitions were filed in the U.S. Bankruptcy Court for the District of Delaware. No Visteon subsidiaries or joint ventures outside the U.S. are part of the filing.
“Visteon is taking this step to maximize the long-term value of the company,” said Donald J. Stebbins, chairman and chief executive officer. “During the reorganization period, we will seek to address our capital structure and legacy costs that are not sustainable given the current economic environment. The results of these actions, combined with our innovative products and excellent product quality, will allow Visteon to emerge a financially sound and well-positioned company.”
Visteon expects to fund its operations with its U.S. cash balance, cash flows from operations and a debtor-in-possession facility. Ford Motor Company has executed a commitment letter to support debtor-in-possession financing for Visteon’s restructuring efforts and to ensure long-term continuity of supply. Other global customers have also expressed their support.
Concurrent with its Chapter 11 filing, Visteon has filed certain customary “first day motions” with the court to ensure a smooth transition into Chapter 11. The first day motions request, among other things, the authority to continue serving customers and honoring customer programs, paying critical suppliers and honoring employee obligations.
Visteon’s legal advisor is Kirkland & Ellis LLP; its restructuring advisor is Alvarez & Marsal and its financial advisor is Rothschild Inc.
More information about Visteon’s reorganization is available on the company’s Web site at www.visteon.com. For more information, customers, suppliers, employees and retirees should contact (866) 967-0260. If outside the U.S. and Canada, inquiries can be made at (310) 751-2660 or by e-mail to visteoninfo@kccllc.com.

Visteon Corporation is a global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Basildon, UK; the company has facilities in 27 countries and employs approximately 31,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	the potential adverse impact of the Chapter 11 proceedings on our business, financial condition or results of operations, including our ability to maintain contracts and other customer and vendor relationships that are critical to our business and the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings;

•	our ability to maintain adequate liquidity to fund our operations during the Chapter 11 proceedings and to fund a plan of reorganization and thereafter, including obtaining sufficient debtor-in-possession and “exit” financing; maintaining normal terms with our vendors and service providers during the Chapter 11 proceedings and complying with the covenants and other terms of our financing agreements;

•	our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages;

•	general economic conditions, including changes in interest rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;

•	increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008).

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Investors and other interested parties can obtain information about our Chapter 11 filing on the Internet at www.visteon.com/reorganization. Court filings and claims information are available at www.kccllc.net/visteon. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.
Contacts:
Media:
Americas
Jim Fisher
734-710-5557
jfishe89@visteon.com
Europe
Jonna Christensen
+44 1268 701094
jchris18@visteon.com
Asia-Pacific
Annouk Ruffo-Leduc
+86 (21) 86-21-6192 9824
aruffole@visteon.com
Investors:
Steve Ward
734-710-5800
sward8@visteon.com